Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Krispy Kreme Doughnuts, Inc. on Form S-8 (File Number 333-38250) of our report dated June 28, 2010, appearing in this Annual Report of Form 11-K of the Krispy Kreme Doughnut Corporation Retirement Savings Plan for the year ended December 31, 2009.

/s/ Witt Mares, PLLC

Richmond, Virginia
June 28, 2010